EXHIBIT 99.1

For Immediate Release	Media Contact:

Randy Burchfield

Senior Vice President

(662) 620-4920

BancorpSouth Selects James D. Rollins III as New Chief Executive Officer

Aubrey B. Patterson Steps Down After 22 Years as CEO of Mississippi-Based Financial Holding Company, Remains Board Chairman

TUPELO, Miss., November 26, 2012 – BancorpSouth, Inc. (NYSE: BXS) announced today that its board of directors has unanimously appointed James D. Rollins III as the Company’s new Chief Executive Officer. Mr. Rollins will succeed Aubrey B. Patterson, BancorpSouth’s current CEO, and become a member of BancorpSouth’s board of directors on November 27, 2012.

Mr. Rollins, age 53, has served as President and Chief Operating Officer of Prosperity Bancshares, Inc., headquartered in Houston, Texas, since April 2006 and has been a director of Prosperity Bancshares since October 2006. Mr. Rollins served as Senior Vice President of Prosperity Bancshares from 2001 until 2006, and became President of Prosperity Bank in 2005.

Hassell H. Franklin, the head of the search committee formed to identify BancorpSouth’s new CEO, commented, “After a comprehensive search process with the assistance of Spencer Stuart, a global executive search firm, we are very pleased that Dan Rollins emerged as the leading candidate and has agreed to become our new Chief Executive Officer. We welcome Dan to the BancorpSouth family.”

“BancorpSouth is a respected financial services company in our industry with a long and distinguished record of service to its shareholders, customers and local communities,” said Rollins. “Aubrey Patterson’s 40-plus years of dedicated service have positioned BancorpSouth well. I am pleased to have this opportunity to follow Mr. Patterson, and to build on such a strong foundation of respect and accomplishment.”

Earlier this year, BancorpSouth announced Mr. Patterson’s plan to retire as Chief Executive Officer. Mr. Franklin continued, “We are pleased that Mr. Patterson has agreed to continue his service as Chairman of the Board. We thank Aubrey for his leadership, his many contributions, and for his devotion to BancorpSouth.”

Mr. Patterson added, “My years of service to BancorpSouth have been my life’s chosen work. Moving ahead, I look forward to working with Dan Rollins in a successful and seamless transition. I congratulate Hassell Franklin and the board’s search committee on their excellent work in selecting Dan. I believe BancorpSouth’s best years are yet to come.”

Mr. Patterson has served as BancorpSouth’s Chairman of the Board and Chief Executive Officer since 1991 and has been on the board of directors since 1983. He served as the Company’s President and Chief Executive Officer from 1990 to 1991 and as President and Chief Operating Officer from 1983 to 1990.

Mr. Patterson has held numerous positions in professional leadership, including service as Chairman of the American Bankers Association, President of the Mississippi Bankers Association, and as Chairman of the Bankers Advisory Council of the Conference of State Bank Supervisors, a national organization that oversees state-chartered banking. Mr. Patterson has served as Chairman of the Community Development Foundation, North Mississippi Health Services, Inc., the Mississippi Economic Council, the University of Mississippi Foundation, CREATE Inc., and the Mississippi Partnership for Economic Development. In 2004, Mr. Patterson was appointed to an 11-year term on the Mississippi Board of Trustees of Institutions of Higher Learning.

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $13.2 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 293 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois.

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